EXHIBIT 15.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-10993 and 333-100186 of PNM Resources, Inc. on Form S-3; Registration Statement Nos. 333-03303, 333-03289, 333-61598, 333-76316, 333-76288, 333-88372
and 333-100184 of PNM Resources, Inc. on Form S-8 of our report dated February 11, 2003 (June 5, 2003, as to Notes 2 and 16, as it relates to EITF 02-3) (which expresses an unqualified opinion and includes explanatory paragraphs referring to the realignment of segments for financial reporting purposes and adoption of EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities), appearing in this Form 8-K of PNM Resources, Inc.





DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 12, 2003